Southwest Iowa Renewable Energy, LLC Announces Results for Fiscal 2017

Council Bluffs, Iowa ----- December 19, 2017. Southwest Iowa Renewable Energy, LLC (“ SIRE ”) announced its financial results for Fiscal 2017.

Results for Fiscal 2017 and 2016 (Amounts in $ and 000's, except Book Value per unit)

	Fiscal 2017	Fiscal 2016

Net Income	13,445	5,093
Operating Income	13,995	6,575
Modified EBITDA	25,858	17,715

Total Debt	19,766	31,544
Book Value (Members' Equity)	111,991	103,077
Book Value per basic unit	8,403	7,734

SIRE reported net income of $13.4 million, or $1,008.85 per basic unit, for Fiscal 2017, compared to a net income of $5.1 million, or $382.16 per basic unit, for Fiscal 2016.

Modified EBITDA was $25.9 million for Fiscal 2017, compared to $17.7 million for Fiscal 2016. This is defined as net income plus interest expense net of interest income, plus depreciation and amortization, or EBITDA, then adjusted for unrealized hedging losses and other non-cash credits and charges to net income.

SIRE had $1.5 million in cash and cash equivalents and $31.9 million available under revolving loan agreements, for total cash and available borrowings of $33.4 million at September 30, 2017.

Brian Cahill, SIRE's President and CEO stated, “During Fiscal 2017, margins increased compared to Fiscal 2016 as our crush margin improved, our chemical costs were improved, which was somewhat offset by increased utility costs. Demand for ethanol continues to be strong, both in the U.S. and abroad."
"We continue to explore additional sources of profit, including collaborating with partner firms providing new revenue streams for SIRE, as well as continuing to evaluate and implement new production technology. We will continue to focus on running the plant efficiently, with a balance of optimizing the yield and profit."
"During Fiscal 2017, we continued progress reducing debt and improving our balance sheet. We continued to lower production costs with the addition of capital improvements that increased efficiencies for the plant."

2017 Highlights

•	SIRE reduced the Farm Credit Services of America/Cobank term loan by $6.0 million, from $18.0 million down to $12.0 million

•	SIRE declared a distribution of $340 per unit, which was paid in February 2017

•	SIRE completed construction of a new cooling tower, process water tank and upgraded the hammer mills

•	SIRE continued utilizing the Enogen corn in its ethanol production

"Our book value per share is now $8,403 per unit," continued Cahill, "with $1,008.85 profit per basic unit for Fiscal 2017."

During Fiscal 2017, SIRE sold 123.7 million gallons of ethanol. Cahill commented, "Margins increased but continue to be tight, as the low price of corn has been maintained. There was also a slight increase in the price of ethanol and greater operating efficiencies in yields for the plant. Somewhat offsetting this was lower revenue and volume for distiller grains due to industry trends and ethanol operating efficiences. The EPA volumes are stable to 2017 and have been maintained to the statutory limits of RFS2. We expect Fiscal 2018 to see continued tight margins, as ethanol production continues to increase and both domestic and export markets need to increase to keep supply and demand in balance."

On December 19, 2017, the Company's Board of Directors declared a distribution of $500 per unit to its members of record on December 31, 2017, payable on or about January 16, 2018. Based on the current number of units outstanding, the aggregate payment will be approximately $6.7 million.

About Southwest Iowa Renewable Energy, LLC:

SIRE is located on 275 acres in Council Bluffs, Iowa, operating a 140 million gallon-per-year ethanol plant. SIRE began producing ethanol in February 2009 and sells its ethanol, distillers grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “ 1995 Act ” ).  Such statements are made in good faith by SIRE and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE has identified in its Annual Report on Form 10-K , important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE's business, and the effects of general economic conditions on SIRE. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. SIRE further cautions that such factors are not exhaustive or exclusive. SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

Financial Results

SOUTHWEST IOWA RENEWABLE ENERGY, LLC Statements of Operations (Dollars in thousands except for per unit amounts)
	September 30, 2017	September 30, 2016
Revenues	$219,768	$223,326
Cost of Goods Sold
Cost of goods sold-non hedging	201,376	211,703
Realized & unrealized hedging (gains) losses	(390)	460
	200,986	212,163
Gross Margin	18,782	11,163
General and administrative expenses	4,787	4,588
Operating Income	13,995	6,575
Other Expense	550	1,482
Net Income	$13,445	$5,093
Weighted Average Units Outstanding -basic	13,327	13,327
Weighted Average Units Outstanding -diluted	14,394	13,327
Income per unit -basic	$1,008.85	$382.16
Income per unit -diluted	$906.28	$382.16

Modified EBITDA
Management uses Modified EBITDA, a non-GAAP measure, to measure the Company’s financial performance and to internally manage its business. Management believes that Modified EBITDA provides useful information to investors as a measure of comparison with peer and other companies. Modified EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. Modified EBITDA calculations may vary from company to company. Accordingly, our computation of Modified EBITDA may not be comparable with a similarly-titled measure of another company. The following sets forth the reconciliation of Net Income to Modified EBITDA for the periods indicated:

	Fiscal 2017	Fiscal 2016
	in 000's (except per unit)	in 000's (except per unit)
EBITDA
Net Income	$13,445	$5,093
Interest Expense, Net	1,118	1,393
Depreciation	12,058	11,785
EBITDA	26,621	18,271

Unrealized Hedging (gain)	(363)	(1,016)
Change in fair value of put option liability	(400)	460
Modified EBITDA	$25,858	$17,715

Statistical Information

	Fiscal 2017		Fiscal 2016
	Amounts in 000's	% of Revenues	Amounts in 000's	% of Revenues
Product Revenue Information
Ethanol	$177,840	80.9%	$172,767	77.4%
Distiller's Grains	30,692	14.0%	40,570	18.1%
Corn Oil	10,162	4.6%	8,696	3.9%
Other	1,074	0.5%	1,293	0.6%

Condensed Balance Sheets
(Dollars in thousands)

	September 30, 2017	September 30, 2016
Assets
Current Assets
Cash and cash equivalents	$1,487	$3,139
Accounts receivable	13,295	13,607
Inventory	13,214	9,937
Other current assets	464	558
Total Current Assets	28,460	27,241
Net property, plant and equipment	118,226	122,572
Other assets	2,143	2,150
Total Assets	$148,829	$151,963

Liabilities and Members' Equity
Current Liabilities
Accounts payable, accrued expenses and derivatives	$11,574	$11,415
Current maturities of notes payable	6,538	6,517
Total Current Liabilities	18,112	17,932
Total Long Term Liabilities	18,726	30,954
Total Members' Equity	111,991	103,077
Total Liabilities and Members' Equity	$148,829	$151,963

Other Assets and Total Long Term Liabilities for 2016 reclassified to reflect adoption of ASU 2015-03 regarding financing costs.

Contact:
Brett Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0392